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Exhibit 12

GTE Northwest Incorporated and Subsidiary

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                               Years Ended December 31,
                                          -------------------------------------------------------------------------
                                            1997         1996         1995         1994         1993        1993(a)
                                          -------------------------------------------------------------------------
                                                                   (Thousands of Dollars)
Net earnings available for fixed charges:
  Income before extraordinary charges     $249,592     $187,426     $150,187     $118,649     $ 14,330     $ 96,421
  Add - Income tax expense                 129,825      103,812       77,217       58,159        5,581       56,193
        - Fixed charges                     57,585       58,051       60,382       56,089       61,955       61,955
                                          --------     --------     --------     --------     --------     --------

Adjusted earnings:                        $437,002     $349,289     $287,786     $232,897     $ 81,866     $214,569
                                          ========     ========     ========     ========     ========     ========

Fixed charges:
  Interest expense                        $ 53,446     $ 53,745     $ 56,292     $ 52,086     $ 58,185     $ 58,185
  Portion of rent expense
      representing interest                  4,139        4,306        4,090        4,003        3,770        3,770
                                          --------     --------     --------     --------     --------     --------
Adjusted fixed charges:                   $ 57,585     $ 58,051     $ 60,382     $ 56,089     $ 61,955     $ 61,955
                                          ========     ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED
  CHARGES:                                    7.59         6.02         4.77         4.15         1.32         3.46


(a) Excludes an after-tax restructuring charge of approximately $77 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $5.1 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993.